STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

WORLD OF TEA INC., a Nevada Corporation

INTO

BROADWEBASIA, INC., a Delaware Corporation

World of Tea Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on February 2, 2007.

SECOND: That it owns 100% of the outstanding shares of the capital stock of BroadWebAsia, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on February 13, 2008.

THIRD: That by written consent of its board of directors, dated February 14, 2008, determined to merge the corporation into said BroadWebAsia, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, World of Tea Inc., merges itself into BroadWebAsia, Inc., which corporation assumes all of the obligations of World of Tea Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of World of Tea Inc. shall receive 1 share of the common stock of BroadWebAsia, Inc. in exchange for each share of common stock of World of Tea Inc. and shall have no further claims of any kind or nature; and all of the common stock of BroadWebAsia, Inc. held by World of Tea Inc. shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, World of Tea Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH: That the name of the surviving corporation shall be BroadWebAsia, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 14 day of February, 2008.

By:	/s/ Peter Schloss
Authorized Officer

Name:	Peter Schloss
Print or Type

Title:	President and CEO